Exhibit 10.3

Privileged & Confidential – Attorney Work Product

November 3, 2020

Tuesday Morning Corporation

6250 LBJ Freeway

Dallas, Texas 75240

BACKSTOP COMMITMENT LETTER

Ladies and Gentlemen:

Tuesday Morning Corporation (the “Company”), and certain of its subsidiaries (collectively, the “Debtors”)1 filed on May 27, 2020, voluntary cases under title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as now in effect or hereinafter amended, and the rules and regulations promulgated hereunder, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of Texas (together with any court with jurisdiction over such cases, the “Bankruptcy Court”), which cases are being jointly administered under the case number 20-31476 (HDH) (the “Chapter 11 Cases”). Each of the Debtors has continued to operate its business as a debtor and debtor in possession during its Chapter 11 Cases. The Debtors have requested that Osmium Partners, LLC (“Osmium”, and with “Commitment Party”)) “backstop” an equity rights offering upon the terms and conditions set forth on Exhibit A hereto (the “Term Sheet”). Capitalized terms used in this Commitment Letter (this “Commitment Letter”) that are not otherwise defined shall have the meanings ascribed to such terms in the Term Sheet. The term “Business Day” as used herein shall mean any day, other than a Saturday, Sunday, or legal holiday, as defined in Bankruptcy Rule 9006(a).

1.            Backstop Commitment.

(a)           Osmium will directly or indirectly (i) fully exercise its minimum allocation of subscription rights pursuant to the Equity Rights Offering, and duly purchase all shares issuable to it (the “Rights Offering Shares”) pursuant to such exercise at the Offering Price (the “Subscription Rights Commitment”) and (ii) purchase any remaining Rights Offering Shares at the Offering Price (the “Backstop Commitment”) that are offered and not otherwise purchased as part of the Equity Rights Offering. The Subscription Rights Commitment together with the Backstop Commitment of the Commitment Party are referred to herein as the “Commitment” of the Commitment Party.

(b)           The Commitment Party and, by countersigning this Commitment Letter, the Debtors, hereby agree to cooperate, negotiate in good faith and seek to execute promptly following the date hereof a long-form “backstop commitment agreement” (including any exhibits and schedules thereto, hereinafter collectively referred to as the “Backstop Commitment Agreement”) on terms consistent with the Term Sheet, containing such other terms as are customary for transactions of this type and mutually acceptable and otherwise in form and substance acceptable to the Commitment Party and the Debtors, provided that the parties hereto acknowledge that the only conditions precedent or termination provisions to be included in the Backstop Commitment Agreement shall be as reflected in the Term Sheet and otherwise as are customary for transactions of this nature. Upon its execution and approval by an order entered by the Bankruptcy Court, the Backstop Commitment Agreement shall supersede this Commitment Letter.

[1]	The Debtors are Tuesday Morning Corporation, TMI Holdings, Inc., Tuesday Morning, Inc., Friday Morning, LLC, Days of the Week, Inc., Nights of the Week, Inc., and Tuesday Morning Partners, Ltd.

2.            Certain Conditions. The obligations of the Debtors to issue the Rights Offering Shares and the Commitment Party to purchase its Commitment hereunder shall be subject to the execution and delivery by the Commitment Party and the Debtors of the Backstop Commitment Agreement, which shall be on terms consistent with the Term Sheet, containing such other terms as are customary for transactions of this type and mutually acceptable, and otherwise in form and substance acceptable to the Commitment Party and the Debtors, provided that the parties hereto acknowledge that the only conditions precedent or termination provisions to be included in the Backstop Commitment Agreement shall be as reflected in the Term Sheet and otherwise as are customary for transactions of this nature.

3.            Termination. This Commitment Letter shall terminate (a) automatically, without further action or notice by any person, upon the execution and delivery of the Backstop Commitment Agreement by the Company and the Commitment Party, (b) upon written notice by the Company or the Commitment Party if the Backstop Commitment Agreement is not executed and delivered by the Company and each Commitment Party within ten (10) Business Days following the date hereof, provided that such date may be extended by an additional ten (10) Business Days with the prior written consent of the Commitment Party and the Company (such date, as may be extended as provided in this clause (b), the “Outside Date”), (c) upon written notice by the Company if the board of directors of the Company determines that continued performance under this Commitment Letter (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law (as reasonably determined by the board of directors of the Company in good faith after consultation with outside legal counsel and based on the advice of such counsel), or (d) upon written notice by the Company, on the one hand, or the Commitment Party, on the other hand, as applicable, of such termination, if the other party shall have materially breached its or their representations, warranties or covenants contained herein, and such breach is not otherwise cured by the breaching party within (five) 5 Business Days of receipt of written notice of such breach from the non-breaching party. Additionally, this Commitment Letter may be terminated and the transactions contemplated hereby may be abandoned at any time by mutual written consent of the Company and the Commitment Party. Upon any termination pursuant to the terms herein, this Commitment Letter shall become void and there shall be no further obligations or liabilities on the part of the Debtors or the Commitment Party; provided that the Debtors’ reimbursement obligations pursuant to Section 4 of this Commitment Letter and the indemnification obligations pursuant to Section 5 of this Commitment Letter shall survive the termination of this Commitment Letter indefinitely, and shall remain in full force and effect, in each case so long as the Backstop Approval Order has been entered by the Bankruptcy Court prior to the date of termination.

4.            Fees. The Debtors shall reimburse the out-of-pocket fees and expenses of the Commitment Party as set forth in the Term Sheet, in accordance with the terms and conditions specified in the Term Sheet, so long as the Backstop Approval Order has been entered by the Bankruptcy Court prior to the date of any valid termination of this Commitment Letter, provided that such fees and expenses shall not exceed $600,000 without the prior written consent of the Company. If this Commitment Letter is validly terminated and the Backstop Approval Order has not been entered prior to the date of such termination, nothing contained herein shall limit or restrict (a) the Commitment Party from seeking allowance and payment of such fees and expenses of the Commitment Party as administrative expenses of the Debtors’ estates under the Bankruptcy Code, including under Sections 503(b) and 507 thereof or (b) the Debtors’ right to object thereto. For the avoidance of doubt, the limitation on reimbursement contained in this Section 4 has been agreed to amongst the parties hereto on their mutual acknowledgment and agreement that Debtors’ counsel will have primary drafting responsibility for the Backstop Commitment Agreement and any and all other documentation regarding the Equity Rights Offering.

5.            Indemnification.

(a)           If following the date hereof any action, suit or proceeding (related to or arising from this Commitment Letter or the transactions contemplated hereby or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing) shall be commenced against, or any claim or demand (related to or arising from this Commitment Letter or the transactions contemplated hereby) shall be asserted against the Commitment Party by a third party, then the Debtors together with their successors, on a joint and several basis, (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless the Commitment Party and each of the Commitment Party’s affiliates and each of their respective officers, directors, managers, direct and indirect general and limited partners, equityholders, employees, advisors, agents and other representatives and any affiliate of any of the foregoing, and each of the respective successors and permitted assigns of any of the foregoing (each, an “Indemnified Party”) from and against, and shall promptly reimburse each Indemnified Party for, all losses, damages, liabilities, costs, and expenses, including, without limitation, interest, court costs and reasonable attorneys’ fees and expenses arising from, relating to or in connection with any such action, suit or proceeding by a third-party (collectively, “Indemnified Liabilities”); provided that Indemnified Liabilities shall exclude any portion of such losses, damages, liabilities, costs or expenses found by a final, non-appealable judgment of a court of competent jurisdiction to arise from an Indemnified Party’s gross negligence, willful misconduct or fraud.

(b)           Each Indemnified Party entitled to indemnification hereunder shall (i) give prompt written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification or contribution pursuant to this Commitment Letter and (ii) permit such Indemnifying Party to assume the defense of such claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party; provided that any Indemnified Party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party shall have failed to assume the defense of such claim within 20 days of delivery of the written notice of the Indemnified Party with respect to such claim or failed to employ counsel selected by such Indemnifying Party and reasonably satisfactory to such Indemnified Party or (z) in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such claims (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Indemnified Party). In connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (i) enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation, (ii) enter into any settlement that attributes, by its terms, liability to the Indemnified Party or (iii) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. In addition, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), no Indemnifying Party shall be permitted to consent to entry of any judgment or enter into any settlement providing for any action on the part of the Indemnified Party other than the payment of money damages which are to be paid in full by the Indemnifying Party. If an Indemnifying Party fails or elects not to assume the defense of a claim pursuant to clause (y) above, or is not entitled to assume or continue the defense of such claim pursuant to clause (z) above, the Indemnified Party shall have the right without prejudice to its right of indemnification hereunder to, in its discretion, exercise in good faith and upon advice of counsel its rights to contest, defend and litigate such claim and may settle such claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided that at least 10 days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees (at no expense to the Indemnified Party) to cooperate with the Indemnifying Party and its counsel in contesting any claim that the Indemnifying Party elects to contest.

6.            Representations and Warranties.

(a)           The Commitment Party represents and warrants to the Debtors as follows: The Commitment Party has been duly organized or formed, as applicable, and is validly existing in good standing under the applicable laws of its jurisdiction of organization or formation. The Commitment Party has the requisite power and authority to enter into, execute and deliver this Commitment Letter, and to perform its obligations hereunder, and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Commitment Letter. This Commitment Letter has been duly and validly executed and delivered by the Commitment Party, and, assuming due and valid execution hereof by the Company, constitutes its valid and binding obligation, enforceable against the Commitment Party in accordance with its terms. The Commitment Party will have on the date(s) its Commitment hereunder is required to be performed, sufficient funds available to purchase its Commitment hereunder on the terms contemplated by this Commitment Letter and the Term Sheet, and to consummate the other transactions contemplated by this Commitment Letter and the Term Sheet.

(b)           The Company represents and warrants to the Commitment Party as follows: The Company has been duly formed and is validly existing in good standing under the applicable laws of the State of Delaware. The Company has the requisite power and authority to enter into, execute and deliver this Commitment Letter, and to perform its obligations hereunder, and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Commitment Letter. This Commitment Letter has been duly and validly executed and delivered by the Company, and, subject to entry of any required orders of the Bankruptcy Court, and assuming valid execution hereof by the Commitment Party, constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms.

7.            Confidentiality. Except as may be required by law or the Bankruptcy Court, the Company agrees to keep confidential and not provide or disclose the existence or any of the terms of this Commitment Letter or the Term Sheet, except in each case as provided herein.

8.            Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Commitment Letter were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond or proving the inadequacy of money damages to prevent breaches of this Commitment Letter or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Commitment Letter, no right or remedy described or provided in this Commitment Letter is intended to be exclusive or to preclude a party hereto from pursuing other rights and remedies to the extent available under this Commitment Letter, at law or in equity.

9.            Governing Law; Jurisdiction. This Commitment Letter shall be governed and construed in accordance with the laws of the State of New York without application of any choice of law provisions that would require the application of the laws of another jurisdiction. The parties hereto consent and agree that any action to enforce this Commitment Letter or any dispute, whether such dispute arises in law or equity, arising out of or relating to this Commitment Letter and the agreements, instruments, and documents contemplated hereby shall be brought exclusively in the Bankruptcy Court. The parties consent to and agree to the exclusive jurisdiction of the Bankruptcy Court. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of the Bankruptcy Court, (b) such party and such party’s property is immune from any legal process issued by the Bankruptcy Court, or (c) any litigation or other proceeding commenced in the Bankruptcy Court is brought in an inconvenient forum.

10.          Amendments. This Commitment Letter represents the final agreement and the entire understanding among the parties hereto with respect to the subject matter hereof, and may not be contradicted by evidence of prior or contemporaneous agreements and understandings of the parties hereto. There are no unwritten oral agreements or understandings between the parties hereto relating to the subject matter hereof. This Commitment Letter may only be modified, amended, or supplemented as provided by the Term Sheet or by an agreement signed by the Company and the Commitment Party.

11.          Counterparts. This Commitment Letter may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to each other party (including via electronic transmission), it being understood that each party need not sign the same counterpart.

12.          No Fiduciary Duties. Notwithstanding anything to the contrary herein, the entry into this Commitment Letter and the transactions contemplated hereby shall not create any fiduciary duties between or among the Commitment Party, the Debtors or any of Debtors’ creditors or other stakeholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Commitment Letter as of the date first above written.

OSMIUM PARTNERS, LLC

By:	/s/ John H. Lewis
Name: John H. Lewis
Title: Authorized Signatory

TUESDAY MORNING, INC.

By:	/s/Steven R. Becker
Name: Steven R. Becker
Title: Chief Executive Officer and President

Exhibit A

Term Sheet

Privileged & Confidential – Attorney Work Product

TUESDAY MORNING CORPORATION

BACKSTOP TERM SHEET

NOVEMBER 3, 2020

This term sheet (this “Backstop Term Sheet”) summarizes certain material terms and conditions of certain transactions to take place in connection with the proposed restructuring of the capital structure and financial obligations of Tuesday Morning Corporation and certain of its subsidiaries (collectively, the “Debtors”)2 pursuant and subject to, among other things, the terms and conditions described in this Backstop Term Sheet. This Backstop Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a commitment, offer to purchase, or any legally binding obligation. This Backstop Term Sheet does not include all of the conditions, covenants, closing conditions, representations, warranties, or other terms that would be contained in a definitive backstop commitment letter or agreement.

This Backstop Term Sheet is a settlement proposal in furtherance of settlement discussions, and is subject to all existing confidentiality agreements. This Backstop Term Sheet is not a commitment to lend or to agree to the terms of any restructuring. Accordingly, this term sheet is protected by rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions. This Backstop Term Sheet is subject to ongoing review and approval by all parties and is not binding, is subject to material change, and is being distributed for discussion purposes only. Furthermore, this Backstop Term Sheet is subject to definitive documentation acceptable to the Backstop Parties (as defined below) in its sole discretion.

OVERVIEW
Backstop Commitments

Osmium Partners (the “Backstop Party”) shall backstop the Equity Rights Offering (the “Backstop Commitment”) in accordance with a backstop commitment letter to be negotiated between the Debtors and the Backstop Party (the “Backstop Commitment Letter”) that includes the terms and conditions set forth herein and such other terms that are acceptable to the Backstop Party and to the Debtors in their respective sole discretions.

Specifically, in the Backstop Commitment Letter, the Backstop Party will commit to provide cash up to $40 million in order to backstop a $40 million rights offering (the “Equity Rights Offering”) with a minimum allocation of $16 million.

Commitment Fees

The commitment fee (collectively, the “Commitment Fee”) for the Backstop Commitment shall be 5.0% of the Backstop Commitment, payable in common stock of the Reorganized Debtors (the “New Common Equity”) offered at $1.10 (the “Offering Price”).

The Commitment Fee shall be earned once the Bankruptcy Court has entered an order approving the Backstop Commitment Letter (the “Backstop Approval Order”), and such order becomes a Final Order.

[2]	The Debtors are Tuesday Morning Corporation, TMI Holdings, Inc., Tuesday Morning, Inc., Friday Morning, LLC, Days of the Week, Inc., Nights of the Week, Inc., and Tuesday Morning Partners, Ltd.

Warrants	The Backstop Parties shall receive one-fourth of a warrant for every $1.00 of Backstop Commitment (10,000,000 warrants), and such warrants will have a term of five years and a strike price of 150% of the Offering Price. Proceeds of the warrants shall be used to reduce the Debtors’ total debt.

Governance	The Backstop Party may elect a minimum of three directors to the board of directors of the Reorganized Debtors, which board shall be limited to a maximum of eight directors.

Conditions to Backstop Commitment

The Backstop Commitments will be subject to the following conditions precedent:

•      the Backstop Approval Order becomes a Final Order;

•      the Commitment Fee shall be earned and payable; and

•      all other conditions as set forth in the Backstop Commitment Letter.

Termination

The Backstop Party may terminate its obligations or commitments contemplated by the Backstop Commitment Letter by written notice to the Debtors’ counsel upon the earliest occurrence of any of the following termination events:

•      the Debtors do not file a motion seeking approval of the Backstop Commitment Letter (the “Backstop Approval Motion”) on or before November 9, 2020;

•      the Bankruptcy Court does not enter the Backstop Approval Order on or before November 13, 2020; or

•      the occurrence of a materially adverse event, including store closings due to COVID-19 (70% of the stores do not remain open measured in two-week rolling periods).

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Representations, Warranties, Conditions, and Covenants	The Backstop Commitment Letter shall contain customary representations, warranties, conditions and covenants for transactions of this type, which are mutually acceptable to the Backstop Party and the Debtors.

New Common Equity	The New Common Equity may be issued by the Reorganized Debtors on the Effective Date. All terms of the New Common Equity, including the issuance thereof, shall be subject in all respects to a New Common Equity term sheet to be agreed upon by the Backstop Parties and the Debtors.

Other Terms

A reserve of 10.3% of Reorganized Debtors’ common stock at emergence for awards in connection with the Reorganized Debtors’ long-term employee incentive program is acceptable to Backstop Party, with administration and allocation of awards to be reasonably acceptable to the Backstop Party

GUC Note terms to be reasonably acceptable to the Backstop Party.

Sale/leaseback completed on terms reasonably acceptable to the Backstop Party, it being agreed that the terms of the sale/leaseback shared with the Backstop Party on November 3, 2020 are reasonably acceptable.

Company organizational documents to be amended to restrict the ability to acquire or dispose of company stock if such transactions would cause a change of ownership within the meaning of Section 382 of the Code in a manner reasonably acceptable to the Backstop Party.

Reimbursement of out-of-pocket expenses of the Backstop Party (with a cap of $600,000 (assuming all drafting is done by company counsel)).

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